UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 31, 2012

SHOSHONE SILVER/GOLD MINING COMPANY
(Exact name of registrant as specified in its charter)

IDAHO
(State or other jurisdiction of incorporation)

000-31184
(Commission File No.)

5968 N. Government Way #305
Coeur d'Alene, Idaho 83815
(Address of principal executive offices and Zip Code)

(843) 715-9504
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 31, 2012, Shoshone Silver/Gold Mining Company (the “Company”) entered into an Agreement and Plan of Merger dated October 17, 2012 (the “Merger Agreement”) with Bohica Mining Corp. (“Bohica”), a Colorado corporation, and its sole shareholders, John R. Reynolds and Frances A. Reynolds, by which the Company acquired Bohica through the merger of Shoshone Acquisition Corp., a newly created Colorado corporation and wholly owned subsidiary of the Company, into Bohica and issued shares of our common stock to the shareholders of Bohica.  Bohica is a newly formed entity and was incorporated on September 24, 2012.  It holds as its sole asset certain patented and unpatented mining claims located in Beaver County, Utah, known as the Imperial Mine (the “Mining Claims”).  These claims are exploration stage properties with no proven or probable reserves and no material work has been performed on them.  A copy of the Merger Agreement is included as an exhibit with this report.

As a result of the closing of the Merger Agreement, which occurred on October 31, 2012 (the “Closing”), Bohica became a wholly owned subsidiary of the Company.  Mr. and Mrs. Reynolds, as the sole shareholders of Bohica, each received 3,100,000 shares of the Company at Closing in exchange for all of the outstanding equity securities of Bohica.  As a result of the transaction, Mr. and Mrs. Reynolds jointly own approximately 10% of the outstanding common shares of the Company.  The common shares issued at Closing pursuant to the Merger Agreement were not and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Mr. Reynolds was appointed and has served as a director of the Company since October 1, 2012.  The Mining Claims were originally staked and recorded by Mr. Reynolds for another company which at the time was controlled by Mr. Ryan, the Chief Financial Officer and a director of the Company, after which they were reacquired by Mr. Reynolds in return for cancellation of the shares originally issued to him in the acquisition of the Mining Claims by this other company.  Thereafter, Mr. Reynolds continued to pay the annual assessments on the Mining Claims and transferred them to Bohica in return for one-half of the outstanding shares of the company, which shares were exchanged for 3,100,000 shares of the Company in the merger transaction.

ITEM 2.01                      COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The disclosure in response to Item 1.01 above in connection with the acquisition of Bohica is incorporated in response to this item.  Because the Mining Claims represented the sole asset of Bohica at the time of Closing and no material exploration or other business activities had been commence by Bohica, and since Bohica had no physical facilities, employee base, market distribution system, sales force, customer base, operating rights, production techniques, or trade names, management has determined that there is insufficient continuity of the Bohica’s operations prior to and after the merger transactions so that disclosure of prior financial information is not material to an understanding of future operations.

ITEM 9.01                      EXHIBITS.

Exhibit	Document Description

10.1	Agreement and Plan of Merger dated October 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 5th day of November, 2012.

SHOSHONE SILVER/GOLD MINING COMPANY

BY:	/s/ HOWARD CROSBY
Howard Crosby
President (Principal Executive Officer)

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